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Exhibit 99(d)(8)

January 29, 2004

TO:
92324 Canada Ltd.
126909 Canada Inc.
Barry Katsof
Ronald Waxman
(each such person a "Seller" and, collectively, the "Sellers")

        The Stanley Works ("Parent") and 6181708 Canada Inc. ("Offeror"), an indirect wholly owned subsidiary of Parent, have entered into a Lock Up Agreement dated as of January 19, 2004 (the "Lock Up Agreement") with, among others, the Sellers, in connection with a related support agreement (the "Support Agreement") dated as of January 19, 2004 with Frisco Bay Industries Ltd. (the "Corporation"), and pursuant to which Offeror and Parent have agreed to make public offers for all of the Class A Common Stock (the "Class A Shares") and all of the Common Stock (the "Common Shares" and, together with the Class A Shares, the "Shares") in the capital of the Corporation (such offers being referred to herein as the "Class A Offer" and the "Common Share Offer", respectively, and collectively as the "Offers"), and the Sellers have entered into the Lock Up Agreement to support the Offers and to deposit or cause to be deposited all Shares now or hereafter owned or controlled by them, including the Class A Shares listed on Schedule A hereto and the Common Shares to be issued upon any exercise of the options (the "Options") listed on Schedule A hereto, (collectively, the "Subject Shares") under the Offers on the terms and conditions set out therein.

        Since January 19, 2004, each of 92324 Canada Ltd. and 126909 Canada Inc. has concluded that the share certificates representing the Class A Shares owned by it have been lost and, despite diligent search, have not been found or located, and has signed an affidavit to such effect to allow American Stock Transfer and Trust Company to issue new certificates (the "New Certificates") in place of the certificates which have been lost (the "Lost Certificates") without requiring the surrender of the Lost Certificates for cancellation. In connection with the foregoing, the Sellers are entering into this Agreement to clarify and confirm certain matters in the Lock Up Agreement and to more clearly reflect their agreement to indemnify Parent and Offeror in relation to the Lost Certificates.

1.
Representations and Warranties of the Sellers

Without any derogation from any representation and warranty set forth in the Lock Up Agreement, each Seller hereby represents and warrants (in respect of itself or himself only) and acknowledges that Parent and the Offeror have relied upon such representations and warranties in connection with the entering into of the Lock Up Agreement and the purchase by the Offeror of the Subject Shares:

(a)
such Seller is, and at all times up to and including the time of take-up of the Subject Shares under the Offers will be, the sole, registered, beneficial and absolute owner of the Shares and Options set forth opposite their name on Schedule A hereto, and upon exercise of the Options in accordance with the Lock-Up Agreement, the Shares issued pursuant to such Options, with good, valid and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, hypothecs, encumbrances and demands or rights of others of any nature or kind whatsoever, except for those arising under applicable securities laws (collectively, "Encumbrances") and such Seller has, and will have at the time of take-up of the Shares under the Offers, the unfettered ability and exclusive right to dispose of the Subject Shares as provided in the Lock-Up Agreement, and upon such Subject Shares being taken up by the Offeror under the Offers, will be acquired by the Offeror with good, valid and marketable title, free and clear of any and all Encumbrances, except any Encumbrance created by the Offeror; and

  (b)
  no Person (other than the Parent and Offeror) has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from such Seller of any of the Subject Shares owned by it, him or her or any interest therein or right thereto.

2.
Indemnification

For greater certainty and notwithstanding any other provision of the Lock-Up Agreement, each Seller shall indemnify and save harmless Parent and the Offeror and their respective directors, officers, agents, employees and shareholders (collectively, the "Indemnified Parties") from and against all claims, demands, actions, causes of action, damages, losses, costs, liabilities or expenses ("Claims") which may be made or brought against the Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with any incorrectness in or breach of any representation or warranty of such Seller set forth in Section 3 (d), (e), (k)(i), k(iv), or (l)(i) of the Lock up Agreement, or in Section 1 of this Agreement. Notwithstanding Sections 5 and 6 of the Lock Up Agreement, the foregoing representations and warranties and obligation of indemnification shall survive any termination of the Lock Up Agreement and any Claims based on the foregoing may be brought at any time.

In addition to the foregoing, in consideration of Frisco Bay Industries Ltd. complying with the request to issue the New Certificates in replacement for the Lost Certificates, each Seller (an "Indemnitor"), Indemnitor's legal representatives, successors and assigns hereby agree to indemnify and save harmless the Indemnified Parties, and each of them, from and against any and all Claims, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses, of every nature and character, which the Indemnified Parties, or any of them, at any time, shall or may sustain or incur by reason of any Claim which may be made as a result of the issuance of the New Certificates in place of the Lost Certificates or by reason of any payment, transfer, exchange or other act which the Indemnified Parties, or any of them, may do or cause to be done with respect to the Class A Shares represented by the Lost Certificates and to the Lost Certificates, whether or not such liabilities, losses, costs, damages, counsel fees and other expenses arise or occur through accident, oversight, inadvertence or neglect on the part of the Indemnified Parties, or any of them, or their respective officers, agents, clerks or employees.

In calculating the amount of any Claims with respect to which the Offeror seeks indemnification hereunder, the amount of such Claims shall be reduced by an amount equal to all amounts paid under insurance policies maintained, or providing coverage, with respect to such Claims.

3.
General
(a)
Holding Corporation Obligations. All covenants, agreements, and representations and warranties of 92324 Canada Ltd. under this Agreement shall be deemed also to have been made or given jointly and severally (solidarily) by Barry Katsof, and all representations and warranties of 126909 Canada Inc. under this Agreement shall be deemed also to have been made or given jointly and severally (solidarily) by Ronald Waxman. Barry Katsof shall indemnify and save harmless the Parent and the Offeror in the event of the failure of 92324 Canada Ltd. to perform or observe its obligations hereunder. Ronald Waxman shall indemnify and save harmless the Parent and the Offeror in the event of the failure of 126909 Canada Inc. to perform or observe its obligations hereunder.

(b)
Definitions.
(i)
Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Support Agreement;

(ii)
the terms "associate" and "affiliate" have the respective meanings ascribed to them in the Canada Business Corporations Act;

    (iii)
    the term "Subject Shares" shall include, for greater certainty, all shares or other securities which the Subject Shares may be converted into, exchanged for or otherwise changed into pursuant to any merger, reorganization, amalgamation or other business combination involving the Corporation prior to the acquisition of the Subject Shares by the Offeror, and shall also include any and all distributions of cash, securities or other property made on such shares on or after the date hereof; and

    (iv)
    the term "including" shall mean "including without limitation".

  (c)
  Notices. All notices, requests, demands and other communications ("Notices") hereunder shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or if transmitted by facsimile, to:

  (i)
  in the case of Offeror and Parent, to the following address:

  The Stanley Works
  1000 Stanley Drive
  New Britain, Connecticut
  U.S.A. 06053

  Attention: Corporate Secretary
  Fax: 860.827.3911
   with a copy to:

  Jones Day
  77 West Wacker
  Chicago, Illinois
  U.S.A., 60601-1692

  Attention: Elizabeth Kitslaar
  Fax: 312.782.8585

  with a copy to:

  Osler, Hoskin & Harcourt LLP
  1000 de La Gauchetière Street West
  Suite 2100
  Montréal, Québec, H3B 4W5

  Attention: E.A. (Ward) Sellers
  Fax: 514.904.8101

  (ii)
  in the case of the Sellers, to the addresses set forth in Schedule A hereto:

  with a copy to:

  Lapointe Rosenstein
  Suite 1400, 1250 René-Lévesque Blvd. West
  Montréal, Québec, H3B 5E9

  Attention: Howard Levine
  Fax: 514.925.5041

  or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section. Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) unless actually received at the point of delivery after 5:00 p.m. (local time) in which case it shall be deemed to have been given and received on the next business day.

  (d)
  Entire Agreement. This Agreement, the Support Agreement and the Lock Up Agreement set forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties or representations (whether legal, conventional or otherwise), terms, conditions or collateral agreements, expressed, implied or statutory between the Sellers, on the one hand, and the Offeror and the Parent on the other hand, other than as expressly set forth in this Agreement and the Support Agreement.

  (e)
  Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

  (f)
  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and interpreted in accordance with the Laws of the Province of Quebec (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdictions) and the Laws of Canada applicable herein.

  (g)
  Assignment. The Offeror may assign all or any part of its rights under this Agreement to any party to whom the Offeror validly assigns its rights under the Lock-Up Agreement provided that the Offeror shall continue to be liable to the Sellers for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party hereto.

  (h)
  Time of the Essence. Time shall be of the essence of this Agreement and the mere lapse of time shall have the effect anticipated herein and by law.

  (i)
  Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. This Agreement shall become binding upon each Seller and enforceable by Parent and Offeror against such Seller upon the acceptance and execution of this Agreement by such Seller, even if such Agreement has not been executed by one or more other Sellers. Once so accepted and executed by such Seller and by Parent and Offeror, this Agreement shall become binding upon Parent and Offeror and enforceable by such Seller against Parent and Offeror.

  (j)
  Fees and Costs. Each party hereto shall pay the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

  (k)
  Language. The Parties confirm that it is their wish that this agreement as well as any other documents relating thereto, including without limitation notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention de même que tous les documents s'y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

        If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to Parent the enclosed duplicate original of this letter Agreement by facsimile.

THE STANLEY WORKS
By: /S/ BRUCE H. BEATT
Name: Bruce H. Beatt Title: Vice President, General Counsel and Secretary
6181708 CANADA INC.
By: /S/ BRUCE H. BEATT
Name: Bruce H. Beatt Title: Secretary
92324 CANADA LTD.
By: /S/ BARRY KATSOF
Name: Barry Katsof Title: President
/S/ BARRY KATSOF Barry Katsof
126909 CANADA INC.
By: /S/ RONALD WAXMAN
Name: Ronald Waxman Title: President
/S/ RONALD WAXMAN Ronald Waxman

SCHEDULE A

Seller (include name and address)	Number of Common Shares	Number of Class A Shares	Number of Options for Common Shares
92324 Canada Ltd. 160 Graveline, St. Laurent (Montréal) Québec, H4T 1R7	Nil	546,793	Nil

Barry Katsof 1321 Sherbrooke St. West, Montréal, Québec, H3G 1J4	Nil	Nil	25,000

126909 Canada Inc. 160 Graveline, St. Laurent (Montréal) Québec, H4T 1R7	Nil	252,707	Nil

Ronald Waxman 3074 Jean Girard Montreal, Québec, H3Y 3L2	Nil	Nil	25,000

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Exhibit 99(d)(8)
SCHEDULE A